ECI-LATAM Inc.

Following terms set forth an agreement between Dragana Jovic ("Dragana") and ECI Latam Inc ("ECIL") and the Chief Executive Officer of ECIL, Goran Antic ("Goran") for the purpose of setting up a new division at ECIL entitled "Animal Health Division."

1. Dragana Jovic, a citizen of Serbia, has invented an infection-healing cream for Mastitis and Edema on dairy animal and has filed a provisional application for United State Patent. Dragana is from a family of farmers and this cream has been made from a recipe containing organic ingredients that their family has been using for generations.
2. Goran and Dragana have agreed to professionally package, market and distribute this infection-healing cream globally through a division to be created at ECIL entitled "Animal Health Division."
3. Dragana will be appointed the Vice President-Animal Health Division at ECIL and will be given 500,000 shares of ECIL. Also Dragana will be given 50,000 registered shares of NGFC Equities Inc. from its current public offering as a sign up bonus.
4. Dragana states that she has tested this infection-healing cream in a few cattle and goat farms in Serbia for a two-year period and had gotten positive feedback. Yet both Dragana and Goran agree that there is no assurance that this infection-healing cream can be successfully sold globally or that they are not sure, if the infection-healing cream would require FDA approval in the USA prior to it can be sold in the USA.

Goran Antic
Goran Antic
Chief Executive Officer
ECI Latam, Inc.
Date: 5/6/2015

Jovic Dragana
Dragana Jovic

Date: 5/6/2015